Exhibit 99.1
Contacts:

ImaRx Therapeutics, Inc.	Lippert/Heilshorn & Associates
Jennifer Marshall	Bruce Voss or Don Markley
Sr. Director Finance & Corp. Development	dmarkley@lhai.com
jlmarshall@imarx.com	(310) 691-7100
(520) 770-1259
IMARX THERAPEUTICS REPORTS SECOND QUARTER 2007 FINANCIAL
RESULTS AND PROVIDES BUSINESS UPDATE
Tucson, AZ August 29, 2007 — ImaRx Therapeutics, Inc. (NASDAQ: IMRX) today reported financial results for the quarter and six months ended June 30, 2007, and provided a business update.
Revenue for the second quarter ended June 30, 2007 was approximately $2.2 million, compared to approximately $0.3 million for the second quarter of 2006. Revenue for the six months ended June 30, 2007 was approximately $3.4 million, compared to approximately $0.4 million for the six months ended June 30, 2006. The increase in revenues for each of the periods was primarily the result of the commencement of sales of Abbokinase® which accounted for approximately $2.0 million of revenue in the second quarter.
Net loss for the second quarter of 2007 was approximately $1.5 million as compared to a net loss of approximately $4.1 million for the second quarter 2006. Net loss per share attributable to common stockholders, which includes the noncash charges for accretion of preferred stock dividends, was a loss of $0.74 per share and $1.62 per share for the three months ended June 30, 2007 and 2006, respectively, based on weighted average shares of 2,606,019 and 2,600,275, respectively. The net loss for the six months ended June 30, 2007 was $3.9 million as compared to $7.4 million for the prior year period. Net loss per share attributable to common stockholders, which includes the noncash charges for accretion of preferred stock dividends, was a loss of $1.82 per share and $2.98 per share for the six months ended June 30, 2007 and 2006, respectively, based on weighted average shares of 2,605,968 and 2,592,836, respectively. The weighted average shares used in computing loss per share attributable to common shareholders excludes anti-dilutive securities such as stock options and warrants and also redeemable preferred stock in periods prior to their conversion to common stock upon completion of the Company’s initial public offering.

Cost of product sales was approximately $1.0 million in the second quarter of 2007, and approximately $1.4 million for the six month period ended June 30, 2007. There were no cost of product sales for the second quarter of 2006 or for the six month period ended June 30, 2006, as the Company acquired the commercial product in April 2006 and commenced sales in October 2006. The cost of product sales includes the price paid to acquire the asset as well as labeling costs that are directly incurred in bringing the product to market.
Research and development expenses for the second quarter of 2007 decreased to approximately $1.6 million, from approximately $2.3 million for the three months ended June 30, 2006. Research and development expenses for the first six months of 2007 decreased to $3.1 million, from $4.1 million for the first six months of 2006. This decrease was principally a result of decreased staff and consulting expenses, as well as decreased outside contract work performed on grants and pre-clinical studies, partially offset by increased clinical trial expenses.
General and administrative expenses in the second quarter of 2007 decreased to approximately $1.2 million, from approximately $1.7 million in the second quarter of 2006, principally as a result of decreased staff expenses. General and administrative expenses in the first six months of 2007 were approximately $2.6 million, a decrease from approximately $3.4 million for the first six months of 2006. This decrease was principally a result of reduced staffing expenses and lower SFAS 123R compensation expense.
The Company ended the second quarter of 2007 with approximately $6.6 million in cash, cash equivalents and investments, not including approximately $4.4 million in restricted cash, compared to approximately $4.3 million in cash, cash equivalents and investments at December 31, 2006. The increase in the Company’s cash balance was driven primarily by the sale of approximately $9.0 million of Abbokinase, net of discounts and fees, to two of its primary wholesalers. The Company’s June 30, 2007 cash balance does not include the $12.3 million net proceeds from the sale of shares of its common stock in connection with its initial public offering in July 2007.
Recent Corporate Highlights
-	Completed an initial public offering of 3 million shares of common stock at $5 per share, resulting in net proceeds to the Company of $12.3 million.

-	Received approval from the Data and Safety Monitoring Board to proceed with the second dose cohort in the multinational Phase I/II TUCSON dose escalation clinical trial, evaluating SonolysisTM+tPA therapy in patients with acute ischemic stroke.

-	Awarded an approximately $0.9 million National Institutes of Health grant to study Targeted Blood Brain Barrier Permeability Changes with Ultrasound & Microbubbles over two years.

-	Signed a Cross License Agreement with Bracco Imaging S.p.A with respect to certain patents relating to the use of microbubbles and ultrasound for diagnostic and therapeutic applications.
Conference Call and Webcast Information
Management will host a conference call to review financial results for the period ended June 30, 2007 and recent business developments. The call is scheduled for today, August 29, 2007, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial 888-443-9985, and international callers should dial 706-679-4718. The passcode for the conference call is 13218830. Alternatively, log on to www.imarx.com to access a live webcast of the call. Please connect to the Investor section of ImaRx’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary. To access the 48-hour telephone replay, U.S. residents should dial 800-642-1687, and international callers should dial 706-645-9291. The access code for the replay is also 13218830. A replay of the call will also be available on www.imarx.com for 14 days following the call.
About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company developing and commercializing therapies for vascular disorders. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology. ImaRx Therapeutics’ commercialization efforts are currently focused on its product, Abbokinase®, for the treatment of acute massive pulmonary embolism.
Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to the status and conduct of the Company’s clinical trials; its commercialization efforts with respect to Abbokinase; the Company’s research and development efforts; and, its financial projections. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: the Company may not be successful in implementing or carrying out its business plan; ongoing clinical trials may not be completed in a timely manner, which would delay their clinical advancement and regulatory approval; the data from the Company’s clinical trials may not be positive or ultimately support the filing of an NDA; data and exploratory findings from the Company’s research and development efforts may not support advancing our other product candidates; the FDA may delay approval or may not approve any of the Company’s product candidates; and, the Company may not have or be able to secure sufficient capital to fund its operations and the development and commercialization of its product candidates. All information in this press release is as of August 29, 2007, and the Company undertakes no duty to update this information. A more complete description of these risks can be found in the Company’s filings with the Securities and Exchange Commission, including its Current Report on Form 10-Q for the quarter-ended June 30, 2007.

ImaRx Therapeutics, Inc.
Consolidated Statements of Operations
(in thousands except shares and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Revenues:
Product sales, net	$1,992	$—	$3,078	$—
Research and development	161	251	282	429

Total operating revenue	2,153	251	3,360	429
Costs and expenses:
Cost of product sales	959	—	1,420	—
Research and development	1,606	2,313	3,142	4,075
General and administrative	1,158	1,734	2,582	3,374

Total cost and expenses	3,723	4,047	7,144	7,449

Operating loss	(1,570)	(3,796)	(3,784)	(7,020)
Interest and other income, net	89	111	130	215
Interest expense	(225)	(390)	(450)	(615)
Gain on extinguishment of debt	219	—	219	—

Net loss	(1,487)	(4,075)	(3,885)	(7,420)
Accretion of dividends on preferred stock	(434)	(150)	(867)	(300)

Net loss attributed to common stockholders	$(1,921)	$(4,225)	$(4,752)	$(7,720)

Net loss per share:
— Basic and diluted	$(0.74)	$(1.62)	$(1.82)	$(2.98)

Shares used in computing net loss per share:
— Basic and diluted	2,606,019	2,600,275	2,605,968	2,592,836
ImaRx Therapeutics, Inc.
Selected Balance Sheet Data (in thousands)

	June 30	December 31
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,598	$4,256
Restricted cash	4,421	—
Accounts receivable, less allowances of $2,731in 2007 and $20,819 in 2006	194	576
Inventory	11,680	16,060
Inventory subject to return	4,209	445
Prepaid expenses and other	357	539
Deferred financing costs	1,004	—

Total current assets	28,463	21,876
Long-term assets:
Property and equipment, net	1,109	917
Intangible assets, net	1,983	2,500

Total assets	$31,555	$25,293

	June 30	December 31
	2007	2006
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,428	$1,413
Accrued expenses	1,175	1,236
Accrued chargebacks and administrative fees	2,579	—
Deferred revenue	8,190	955
Notes payable	16,065	15,615

Total current liabilities	29,437	19,219
Other long-term liability	—	219

Total liabilities	29,437	19,438
Total redeemable convertible preferred stock	36,731	35,863
Total stockholders’ deficit	(34,613)	(30,008)

Total liabilities and stockholders’ deficit	$31,555	$25,293